Exhibit 99.1

PINNACLE ENTERTAINMENT, INC. 3800 Howard Hughes Parkway Las Vegas, Nevada 89109 NYSE: PNK

FOR FURTHER INFORMATION

At the Company – (702) 784-7777:

Dan Lee Chairman & CEO	Wade Hundley President	Steve Capp CFO	Chris Plant Lewis Fanger Investor Relations

Pinnacle Entertainment Announces Pricing of

Public Offering of Six Million Shares of Common Stock

LAS VEGAS, January 13, 2006 – Pinnacle Entertainment, Inc. (NYSE: PNK) announced that the underwritten public offering of 6.0 million of its newly issued shares of common stock has been priced at $27.35 per share, which will result in gross proceeds to Pinnacle of $164.1 million. Lehman Brothers Inc. and Deutsche Bank Securities Inc. are acting as joint book-running managers of the offering. In addition, Bear, Stearns & Co. Inc. and Merrill Lynch & Co. are acting as joint lead managers of the offering.

The offering is expected to close on January 19, 2006, subject to customary closing conditions. The underwriters of the offering have a 30-day option to purchase an additional 900,000 shares of common stock from Pinnacle.

The Company expects to use the proceeds of this offering for general corporate purposes and for one or more of the following capital projects it intends to pursue at its existing facilities. The Company intends to add approximately 250 guestrooms at Belterra Casino Resort, bringing the total to approximately 850 guestrooms. The Company also plans to add approximately 250 additional guestrooms to L’Auberge du Lac in Lake Charles, Louisiana, bringing the total to approximately 1,000 guestrooms. Finally, the Company intends to build a 200 guestroom hotel at its Boomtown New Orleans property, the first guestrooms at that facility. Pinnacle expects to begin construction of all three of these expansions in 2006 and complete such construction in 2007. In addition, proceeds of the offering may be used to fund a portion of the construction costs of the St. Louis projects.

Copies of the prospectus supplement relating to the offering may be obtained from Lehman Brothers Inc., c/o ADP Financial Services, Prospectus Fulfillment, 1155 Long Island Avenue, Edgewood, NY 11717, 613-254-7106, or Linda Wegmann, Deutsche Bank Securities, 1251 Avenue of the Americas, Floor 25, New York, NY 10020, 212-474-7392.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy common stock nor shall there be any sale of such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Pinnacle Entertainment

Pinnacle Entertainment owns and operates casinos in Nevada, Louisiana, Indiana and Argentina, owns a hotel in Missouri, receives lease income from two card club casinos in the Los Angeles metropolitan area, and owns a casino site and has significant insurance claims related to a hurricane-damaged casino previously operated in Biloxi, Mississippi. The Company opened a major casino resort in Lake Charles, Louisiana in May 2005 and a new casino in Neuquén, Argentina in July 2005. Pinnacle has also been selected for two casino development projects in the St. Louis, Missouri area. The development projects are dependent upon final approval by the Missouri Gaming Commission.